EXHIBIT 99.1
                                                                    ------------



                                                           FOR IMMEDIATE RELEASE

                                                                  April 23, 2003



                                     Contacts: Melanie J. Dressel, President and
                                                         Chief Executive Officer
                                                                  (253) 305-1911

                                     Gary R. Schminkey, Executive Vice President
                                                     and Chief Financial Officer
                                                                  (253) 305-1966




                        COLUMBIA BANKING SYSTEM DECLARES

                                  CASH DIVIDEND

TACOMA, WASHINGTON--- William T. Weyerhaeuser, Chairman of the Board of Columbia Banking System, Inc. (Nasdaq: COLB) announced at the Company's annual meeting today that a quarterly cash dividend of $0.05 per share will be paid on May 21, 2003 to shareholders of record as of the close of business on May 7, 2003.

         Melanie Dressel, President and Chief Executive Officer stated, "This is the first cash dividend in Columbia Banking System's history. The approval of this dividend reflects the confidence which the Board and management of the bank has in the progress that has been made to date and in the future of Columbia."

         Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiary is Columbia Bank, a Washington state-chartered full-service commercial bank with 36 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia's stock trades on the Nasdaq Stock MarketSM under the symbol COLB.

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                    Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate", "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2002, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.